Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form S-8 of RMG Networks Holding Corporation of our report, dated February 15, 2013, relating to the consolidated balance sheet of Reach Media Group Holdings, Inc. (dba RMG Networks, Inc.) as of December 31, 2012 and the related consolidated statement of operations, stockholders’ equity, and cash flows for the year then ended, and to the reference to our Firm under the caption “Experts”.

/s/ Baker Tilly Virchow Krause LLP

Minneapolis, Minnesota

August 8, 2013